[LETTERHEAD OF RYDER SCOTT COMPANY]

                                     CONSENT

      As independent engineering consultants, Ryder Scott Company, LP hereby consents to the use of our report entitled "O.I.L. Energy Corporation, Hudson Properties, Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests, SEC Parameters, as of December 31, 2005" dated March 16, 2006 and data extracted therefrom (and all references to our Firm) included in or made a part of the Form 8-K filing of Cadence Resources Corporation expected to be filed with the Securities and Exchange Commission on or about April 14, 2006.


                                             /s/ Ryder Scott Company, L.P.

                                             RYDER SCOTT COMPANY, LP

Houston, Texas
April 13, 2006